Exhibit 10.1

LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”), dated as of March 12, 2025 (the “Effective Date”) among SOLUNA SW HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), SOLUNA SW LLC, a Delaware limited liability company (the “Borrower”), the subsidiaries of the Borrower from time to time party hereto as Subsidiary Guarantors, and GALAXY DIGITAL LLC (the “Lender”), provides the terms on which the Lender shall lend to the Borrower and the Borrower shall repay the Lender. The parties agree as follows:

1.	DEFINITIONS; ACCOUNTING AND OTHER TERMS

1.1 Definitions. As used in this Agreement, the following capitalized terms have the following meanings:

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that the term “Affiliate” shall also include any Person that directly or indirectly owns more than 10.0% of any class of Equity Interest of the Person specified or that is a senior officer or director of the Person specified. Neither the Lender nor any of its Affiliates shall be deemed to be an “Affiliate” of any Loan Party for purposes of this Agreement and in no event shall any Independent Manager of any Loan Party be deemed to be an “Affiliate” of such Loan Party (or any other Loan Party) solely on account of such Independent Manager’s appointment as such to such Loan Party.

“Agreement” shall have the meaning assigned to such term in the preamble hereof.

“Agreement Value” shall mean, for any Hedging Agreement of any Person, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated on such date.

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender or (c) an entity or an Affiliate of an entity that administers or manages the Lender.

“Asset Sale” shall mean the sale, division, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by Holdings, the Borrower or any of their respective subsidiaries to any Person of (a) any Equity Interests of any of the Borrower’s subsidiaries (other than directors’ qualifying shares) or (b) any other assets of Holdings, the Borrower or any of their respective subsidiaries (other than inventory, damaged, obsolete or worn out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business).

“Bad Acts Guaranty” shall mean the Bad Acts Guaranty, dated as of the date hereof, between the Lender and the Parent.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the preamble hereof.

“Borrowing” shall mean the Term Loan made on the Effective Date.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash” shall mean all cash in Dollars.

“Casualty Event” shall mean any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party or any of its subsidiaries.

A “Change in Control” shall be deemed to have occurred if (a) the Permitted Investors shall fail to own, directly or indirectly, beneficially and of record, shares representing at least 51% of each of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent, (b) any change in control (or similar event, however denominated) with respect to Holdings, the Borrower or any of their respective subsidiaries shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness to which Holdings, the Borrower or any such subsidiary is a party, (c) the Parent shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of Holdings, (d) Holdings shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Borrower or (e) the Borrower shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of any of its subsidiaries.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document.

“Collateral Access Agreement” shall mean a landlord waiver, mortgagee waiver, bailee letter or similar acknowledgement of any lessor, warehouseman, processor or other Person in form and substance reasonably satisfactory to the Lender.

“Communication” shall have the meaning assigned to such term in Section 9.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period and (iv) any non-cash charges (other than the write-down of current assets) for such period, and minus (b) without duplication (i) all cash payments made during such period on account of reserves, restructuring charges and other non-cash charges added to Consolidated Net Income pursuant to clause (a)(iv) above in a previous period, (ii) any net after tax gain or income from the early extinguishment of Indebtedness and (iii) to the extent included in determining such Consolidated Net Income, any extraordinary gains and all non-cash items of income for such period, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of Holdings and its subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of Holdings or any of its subsidiaries or that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP but excluding all amortization of debt issuance costs, original issue discount and other financing fees and expenses, prepayment fees and the interest component of any deferred payment obligations. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by Holdings or any subsidiary with respect to interest rate Hedging Agreements.

“Consolidated Net Income” shall mean, for any period, the net income or loss of Holdings and its subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such subsidiary, (b) the income or loss of any Person accrued prior to the date it becomes a subsidiary of the Borrower or is merged into or consolidated with the Borrower or any subsidiary of the Borrower or the date that such Person’s assets are acquired by the Borrower or any subsidiary of the Borrower, (c) the income of any Person in which any other Person (other than Holdings, the Borrower or a wholly owned subsidiary of the Borrower or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a wholly owned subsidiary of the Borrower by such Person during such period, and (d) any gains attributable to sales of assets out of the ordinary course of business.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its assets or properties is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Cure Amount” shall have the meaning assigned to such term in Section 6.16.

“Cure Cap” shall have the meaning assigned to such term in Section 6.16.

“Current Ratio” shall mean, as of the last day of any calendar month or calendar quarter, the ratio of (a) the consolidated current assets of Holdings and its subsidiaries (excluding, if any, the proceeds of any Asset Sale or Casualty Event that have been designated for reinvestment pursuant to clause (a) of the definition of Net Cash Proceeds in excess of $50,000) to (b) the consolidated current liabilities of Holdings and its subsidiaries, in each case excluding any Customer Deposit Accounts.

“Customer Deposit Account” shall mean any account that contains solely customer deposits which are held in one or more separate accounts by the Loan Parties.

“Debt Service” shall mean, for any period, the sum of (a) Consolidated Interest Expense for such period and (b) the aggregate amount of scheduled principal payments made during such period in respect of long-term Indebtedness of Holdings and its subsidiaries (other than payments made by Holdings or any such subsidiary to the Borrower or any of its subsidiaries).

“Debt Service Coverage Ratio” shall mean, for any period of twelve consecutive fiscal months, in each case taken as one accounting period, the ratio of (a) Consolidated EBITDA for such period to (b) Debt Service for such period.

“Default” shall mean any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.6(b).

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the date that is 91 days following the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the date that is 91 days following the Maturity Date.

“Dollars,” “dollars” or use of the sign “$” shall mean lawful money of the United States of America.

“Early Payment Fee” shall mean, on the date of any Premium Event, a fee calculated by the Lender in an amount equal to (a) the aggregate amount of interest payable in cash, in kind or deferred, which would have otherwise been payable on the portion of the outstanding principal amount of the Term Loan subject to such Premium Event, from such date until the Maturity Date multiplied by (b) (i) during the period commencing on the Effective Date and ending on September 12, 2027, 50%, and (ii) at any time thereafter, 25%.

“Effective Date” shall have the meaning assigned to such term in the preamble hereof.

“Environmental Laws” shall mean all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“Equity Issuance” shall mean any issuance or sale by Holdings or any of its subsidiaries of any Equity Interests of Holdings or any such subsidiary, as applicable.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived or a determination that any Plan or Multiemployer Plan is, or reasonably could be expected to be, an at-risk plan or a plan in endangered or critical status within the meaning of Section 430, 431 or 432 of the Code or Section 303, 304 or 305 of ERISA, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by Holdings or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of Holdings or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (e) the receipt by Holdings or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the failure by Holdings or any of its ERISA Affiliates to make a required contribution to any Plan that results in, or would be reasonably expected to result in, the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, (g) the receipt by Holdings or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from Holdings or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (h) the occurrence of a “prohibited transaction” with respect to which Holdings or any of its subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which Holdings or any such subsidiary could otherwise be liable, (i) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of Holdings or any of its subsidiaries or (j) a Foreign Benefit Event.

“Event of Default” shall have the meaning assigned to such term in Section 8.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” shall mean (a) any account used solely for (i) payroll, payroll taxes and other employee wage and benefit payments to, or for the benefit of, any Loan Party’s employees or (ii) escrow, customs, trust or fiduciary purposes, (b) Customer Deposit Accounts, (c) zero balance accounts in which all funds in such accounts are transferred to other Loan Party accounts that are not Excluded Accounts on at least a weekly basis, and (d) any account with a balance not in excess of $25,000 individually and/or $100,000 in the aggregate for all such accounts at any time outstanding.

“Excluded Taxes” shall mean any of the following Taxes, imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to any such Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of the Lender, any U.S. Federal withholding Taxes that are imposed on amounts payable to or for the account of the Lender with respect to an applicable interest under the Loan Documents pursuant to a law in effect on the date on which (i) the Lender acquires such interest or (ii) the Lender changes its lending office, except in each case to the extent that, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office and (c) any U.S. Federal withholding Taxes imposed under FATCA.

“Extraordinary Receipt” shall mean any cash received by or paid to or for the account of any Loan Party or any of its subsidiaries not in the ordinary course of business, including purchase price adjustments, judgments and litigation settlements, pension plan reversions, proceeds of insurance (excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof) and indemnity payments; provided that tax refunds shall not constitute Extraordinary Receipts.

“Extraordinary Receipts Threshold” shall have the meaning assigned to such term in Section 2.4(d)(iv).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” shall have the meaning assigned to such term in Section 4.22.

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability in excess of $10,000 by Holdings or any subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by Holdings or any of its subsidiaries, or the imposition on Holdings or any of its subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $10,000.

“Foreign Pension Plan” shall mean any benefit plan that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“GAAP” shall mean United States generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination, in any case consistently applied.

“Government Official” shall mean (a) an executive, official, employee or agent of a governmental department, agency or instrumentality, (b) a director, officer, employee or agent of a wholly or partially government-owned or controlled company or business, (c) a political party or official thereof, or candidate for political office or (d) an executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank).

“Governmental Approval” shall mean any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.1.

“Guarantors” shall mean, collectively, Holdings and the Subsidiary Guarantors, if any.

“Guaranty” shall mean the guaranty of the Guarantors set forth in Section 7.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement, other interest or currency exchange rate or commodity price hedging arrangement or other swap or derivative arrangement.

“Hosting Contracts” shall mean, collectively, (a) the Specified Hosting Contracts and (b) any other hosting contracts or agreements with hosting clients executed from time to time after the Effective Date to which any Loan Party or subsidiary is or becomes a party, in each case, as the same may be amended, restated, supplemented, renewed, replaced, extended or otherwise modified from time to time in accordance with its terms and the terms of this Agreement.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (including all obligations under repo agreements), (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all Synthetic Lease obligations of such Person, (j) net obligations of such Person under any Hedging Agreements, valued at the Agreement Value thereof, (k) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest of such Person or any other Person or any warrants, rights or options to acquire such equity interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (l) all obligations of such Person to make any capital contribution to any other Person, (m) all obligations of such Person as an account party in respect of letters of credit, (n) all obligations of such Person in respect of bankers’ acceptances, and (o) all obligations of such Person in respect of Disqualified Stock. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

“Indemnified Person” shall have the meaning assigned to such term in Section 11.2(a).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Manager” shall mean, with respect to any Person, that such Person is an individual who has prior experience as an independent director, independent manager, independent limited partner or independent member with at least three years of employment experience and who is provided by Cogency Global Inc., CT Corporation, Corporation Service Company, Puglisi & Associates, National Registered Agents, Inc., Wilmington Trust Company, Lord Securities Corporation or an Affiliate of any of the foregoing or, if none of those companies is then providing professional independent managers or members, another nationally-recognized company reasonably approved by the Lender, in each case that is not an Affiliate of any Loan Party and that provides professional independent directors, managers, limited partners or members and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Manager and is not, and has never been, and will not while serving as Independent Manager be, any of the following:

(a) A member, partner, other equityholder, manager, director, officer or employee of Holdings, the Borrower or any of their respective equityholders or Affiliates (other than with respect to any other single purpose bankruptcy remote entity managed or controlled by Holdings or any of its Affiliates);

(b) A creditor, supplier or service provider (including provider of professional services) to Holdings, the Borrower or any of their respective equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional independent directors, managers, limited partners or members and other corporate services to Holdings, the Borrower or any of their respective Affiliates in the ordinary course of its business);

(c) An immediate family member of any such member, partner, other equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(d) a Person that controls (whether directly, indirectly or otherwise) any Person referred to in clauses (a) or (b).

“Lender” shall have the meaning assigned to such term in the preamble hereof.

“Lender Parties” shall mean (a) the Lender, (b) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (c) the successors and permitted assigns of each of the foregoing.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean, collectively, this Agreement, the Security Documents, the Bad Acts Guaranty, any note executed by the Borrower in favor of the Lender and any other document (including any control agreement) executed in connection with the foregoing.

“Loan Parties” shall mean, collectively, Holdings, the Borrower and the Subsidiary Guarantors.

“Major Contracts” shall mean the Hosting Contracts and the Power Purchase Agreements.

“Margin Regulations” shall mean all rules and regulations of the Board adopted pursuant to Section 7 of the Exchange Act as from time to time in effect (including Regulations T, U and X) and all official rulings and interpretations thereunder or thereof.

“Margin Stock” shall have the meaning assigned to such term in Regulation U of the Board.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise) or operating results of the Loan Parties, taken as a whole, (b) a material impairment of the ability of Holdings, the Borrower or any other Loan Party to perform any of its payment or other material obligations under any Loan Document or (c) a material impairment of the rights and remedies of or benefits available to the Lender under any Loan Document.

“Material Hosting Contract” shall mean, as of any date of determination, any Hosting Contract of any Loan Party or subsidiary that accounts for (or, prior to termination, accounted for) more than 40% of the aggregate amount of the consolidated revenue generated from all Hosting Contracts of the Loan Parties and their subsidiaries for the most recent fiscal quarter then ended, as determined in accordance with GAAP as of the last day of such fiscal quarter.

“Material Indebtedness” shall mean Indebtedness (other than the Term Loan) of Holdings or any of its subsidiaries in an aggregate principal amount exceeding $50,000.

“Maturity Date” shall mean March 12, 2030.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage” shall mean a fee mortgage, deed of trust or deed to secure debt, in form and substance reasonably satisfactory to the Lender, made by a Loan Party in favor of the Lender, securing the Obligations and delivered to the Lender pursuant to the terms hereof.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale or Casualty Event, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) reasonable transaction expenses (including reasonable legal fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale) and (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); provided that, if (1) the Borrower shall deliver a certificate of a financial officer to the Lender at the time of receipt thereof setting forth the Borrower’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Borrower within 180 days of receipt of such proceeds and (2) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, then such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such 180-day period, at which time such proceeds shall be deemed to be Net Cash Proceeds; provided, further, that (y) the Borrower may not reinvest more than $100,000 (the “Reinvestment Threshold”) of such proceeds in the aggregate during the term of this Agreement and any proceeds above such Reinvestment Threshold may not be reinvested and shall constitute Net Cash Proceeds and (z) any such proceeds designated for reinvestment shall be, subject to the post-closing period provided in Section 5.14(a), maintained by the applicable Loan Party in a deposit account that is subject to a control agreement in favor of the Lender, and any portion of such proceeds not so maintained in such a deposit account may not be reinvested and shall constitute Net Cash Proceeds; (b) with respect to any issuance or incurrence of Indebtedness or any Equity Issuance, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith; and (c) with respect to any Extraordinary Receipt, the cash proceeds received by or paid to or for the account of any Loan Party or any subsidiary thereof.

“Obligations” shall mean (a) the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loan, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) the Origination Fee due under this Agreement, when and as due, (iii) each Early Payment Fee and (iv) all other monetary obligations of any Loan Party to any of the Lender Parties under this Agreement and each of the other Loan Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (b) the due and punctual performance of all other obligations of any Loan Party under or pursuant to this Agreement and each of the other Loan Documents.

“OFAC” shall have the meaning assigned to such term in Section 4.21.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing the Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean any and all present or future stamp, court, recording, filing, intangible, documentary or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement or registration of, or performance under, or from the receipt or perfection of a security interest under or otherwise with respect to this Agreement or any other Loan Document (except any such Taxes that are Other Connection Taxes imposed with respect to an assignment).

“Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Term Loan.

“Owned Real Property” shall mean the real property identified on Part A of Schedule 4.19, including the land, all buildings and other improvements thereon, and all fixtures located thereat or used in connection therewith.

“Parent” shall mean Soluna Digital, Inc., a Nevada corporation.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;

(b) investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A 1” (or the then equivalent grade) by S&P;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above; and

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above.

“Permitted Investors” shall mean the holders of the Equity Interests of the Parent as of the Effective Date.

“Permitted Tax Distributions” shall mean, so long as Holdings files a consolidated Tax return with Parent, distributions by Holdings to Parent in order for Parent to pay any consolidated, combined or similar income taxes of the applicable tax group; provided that the amount of such distributions in the aggregate shall not be greater than the amount of taxes that would have been due and payable by Holdings and its subsidiaries had Holdings and its subsidiaries filed a consolidated, combined, unitary or similar type return with Holdings as the consolidated parent.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, trust, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Holdings or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Power Purchase Agreements” shall mean, collectively, (a) that certain Industrial Power Contract, dated as of February 22, 2021, by and between West Kentucky Rural Electric Cooperative Corporation and the Borrower and (b) any other power purchase contracts or agreements executed from time to time after the Effective Date to which any Loan Party or subsidiary is or becomes a party, in each case, as the same may be amended, restated, supplemented, renewed, replaced, extended or otherwise modified from time to time in accordance with its terms and the terms of this Agreement.

“Premium Event” shall mean the occurrence of any of the following: (a) the principal balance of any Term Loan is prepaid or repaid, for any reason, in whole or in part (excluding (i) any prepayment of the Term Loan in full in connection with any refinancing provided by the Lender or an Affiliate of the Lender, (ii) any prepayment of the Term Loans in full in connection with any transaction resulting in a Change in Control that is acceptable to the Lender in its sole discretion, (iii) any payment made pursuant to Section 2.4(a) or (iv) any prepayment made pursuant to Section 2.4(d)(i)(y) (solely with respect to Net Cash Proceeds from Casualty Events) or Section 2.4(d)(iv) (solely with respect to Net Cash Proceeds from Extraordinary Receipts)), (b) the Term Loan is accelerated (whether as a result of an Event of Default, by operation of law or otherwise), including as a result of any Event of Default under clause (g) or (h) of Section 8, or (c) there shall occur any satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any bankruptcy, insolvency proceeding, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any bankruptcy or insolvency proceeding to the Lender in full or partial satisfaction of the Obligations.

“Qualified Equity Interest” of any Person shall mean any Equity Interest of such Person that is not Disqualified Stock.

“Real Property Deliverables” shall mean each of the following agreements, instruments and other documents in respect of each Owned Real Property, each in form and substance reasonably satisfactory to the Lender:

(a) a Mortgage duly executed by the applicable Loan Party;

(b) evidence of the recording of each Mortgage in such office or offices as may be necessary or, in the reasonable opinion of the Lender, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Lender thereunder;

(c) a Title Insurance Policy (or bring-down of an existing Title Insurance Policy in form and substance reasonably satisfactory to the Lender) with respect to each Mortgage; and

(d) such other environmental assessments, agreements, instruments, appraisals and other documents as the Lender may reasonably require.

“Recipient” shall mean (a) the Lender or (b) any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates, Approved Funds and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates and Approved Funds.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Repayment Date” shall mean the fifth Business Day of each month, beginning with April 7, 2025.

“Requirements of Law” shall mean, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its assets or property or to which such Person or any of its assets or property is subject.

“Responsible Officer” shall mean, with respect to any Person, any executive officer or financial officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payment” shall mean (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings or any of its subsidiaries, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings or any of its subsidiaries, or (c) any payment (whether in cash, securities or other property) of any management, consulting or advisory fee or any similar amounts (including any payment under the Specified Shared Services Agreement) to any of the holders of the Equity Interests in Holdings, the Borrower or any Subsidiary, or any of their respective Affiliates.

“S&P” shall mean Standard & Poor’s Financial Services LLC, a part of McGraw Hill Financial Inc., or any successor thereto.

“Sanctioned Person” shall have the meaning assigned to such term in Section 4.21.

“Sanctions” shall have the meaning assigned to such term in Section 4.21.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“Security Documents” shall mean the Security Agreement, each Mortgage and each of the other instruments and documents executed and delivered pursuant to or in connection with this Agreement or any other Loan Documents, including pursuant to Section 5.10.

“SLNH” shall mean Soluna Holdings, Inc., a Nevada corporation.

“Special Purpose Provisions” shall mean the provisions specified in Section 5.13.

“Specified Hosting Contracts” shall mean, collectively, (a) that certain Co-Location Services Agreement, dated as of January 3, 2024 (and as amended pursuant to that certain Amendment No. 1 dated October 4, 2024), by and between MARA Holdings, Inc. and the Borrower, (b) that certain Co-Location Services Agreement, dated as of October 16, 2024, by and between Bit Digital USA, Inc. and the Borrower and (c) that certain Co-Location Services Agreement, dated as of October 9, 2023, by and between BitMine Immersion Technologies, Inc. and the Borrower, in each case, as the same may be amended, restated, supplemented, renewed, replaced, extended or otherwise modified from time to time in accordance with its terms and the terms of this Agreement.

“Specified Shared Services Agreement” shall mean the Services Agreement, dated as of March 12, 2025, among Soluna DV Services, LLC, a Nevada limited liability company and the Borrower.

“Subsidiary” or “subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary Guarantors” shall mean each Subsidiary of the Borrower, if any, listed on Schedule 4.8 attached hereto and each other Subsidiary of the Borrower that becomes a party to this Agreement as a “Subsidiary Guarantor”.

“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. Federal income tax purposes, other than any such lease under which such Person is the lessor.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholding), assessments, fees, assessments or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” shall mean the term loan made by the Lender to the Borrower pursuant to Section 2.2(a).

“Term Loan Commitment” shall mean the commitment of the Lender to make the Term Loan hereunder in an amount equal to $5,000,000.

“Test Period” shall have the meaning assigned to such term in Section 6.16.

“Title Insurance Policy” shall mean a mortgagee’s loan policy, in form and substance reasonably satisfactory to the Lender, together with all endorsements made from time to time thereto, issued to the Lender by or on behalf of a title insurance company selected by or otherwise reasonably satisfactory to the Lender, insuring the Lien created by a Mortgage in an amount and on terms and with such endorsements as are reasonably satisfactory to the Lender.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Agreement, and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect on the date hereof. Notwithstanding GAAP, (x) Indebtedness of a Person shall be deemed to be carried at the full outstanding principal amount thereof, and the effect of any accounting rules or pronouncements, that would require or permit it to be carried at a different value shall be disregarded, and (y) any obligations under a lease that would not have been required to be accounted for as a Capital Lease Obligation under GAAP as in effect prior to December 31, 2018 shall not be treated as a Capital Lease Obligation as a result of subsequent changes to GAAP and shall continue to be treated as an operating lease. In the computation of periods of time from a specified date to a later specified date, the word “from” shall be deemed to mean “from and including”, the words “to” and “until” each shall be deemed to mean “to but excluding”, and the word “through” shall be deemed to mean “to and including”. For all purposes under the Loan Documents, in connection with any division or plan of division or establishment of any series under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time and (c) each division and series of any Person shall be treated as a separate Person hereunder.

2.	THE CREDIT AND TERMS OF PAYMENT

2.1 Promise to Pay. Subject to the terms of this Agreement, the Borrower hereby unconditionally promises to pay to the Lender the outstanding principal amount of the Term Loan, accrued and unpaid interest thereon and all other Obligations, in each case, as and when due in accordance with this Agreement.

2.2 Term Loan.

(a) Term Loan. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Lender agrees to make a term loan to the Borrower on the Effective Date, in a principal amount equaling its Term Loan Commitment. Amounts paid or prepaid in respect of the Term Loan may not be reborrowed.

(b) Funding of the Term Loan. The Lender shall make the Term Loan to be made by it hereunder on the Effective Date by wire transfer of immediately available funds pursuant to the flow of funds attached hereto as Exhibit A (the “Funds Flow”). The Borrower hereby authorizes and instructs the Lender on the Effective Date to (i) transfer and disburse the proceeds of the Term Loan made to the Borrower on the Effective Date in amounts equal to the payments and to the payees listed in the Funds Flow and (ii) apply such funds as set forth in the Funds Flow. For the avoidance of doubt, the Borrower hereby authorizes and instructs the payment of the fees, legal fees, out-of-pocket costs and such other fees and expenses, in each case, as required to be paid on the Effective Date and as set forth in the Funds Flow. The Borrower hereby agrees that the payments made in accordance with the wire transfer instructions set forth in the Funds Flow are made for the administrative convenience of the Borrower and that the legal effect thereof is the same as if the proceeds of the Term Loan were transferred directly to the Borrower by the Lender. The Borrower hereby acknowledges and agrees that the disbursements are being made strictly on the basis of the information set forth in the Funds Flow and in the event such information is inaccurate, the Borrower shall be liable for any and all losses, costs, taxes, fees and expenses incurred by the Lender arising out of or as a result of the Lender’s compliance with the information set forth in the Funds Flow; provided that such indemnity shall not be available to the extent such losses, costs, taxes, fees and expenses have resulted from the gross negligence or willful misconduct of the Lender as determined by a final and non-appealable decision of a court of competent jurisdiction. The Borrower represents and warrants that the instructions set forth in the Funds Flow comply with this Agreement. The Borrower further acknowledges that any amounts disbursed by the Lender pursuant to these instructions and the Funds Flow are made entirely on behalf of the Borrower, the Lender will not be responsible for calculating taxes, reporting taxes or deducting withholding taxes owing in respect of any such disbursements, and the Borrower will, to the extent set forth in (and subject to any limitations in) this Agreement, indemnify the Lender for any withholding taxes owing on such disbursements (including, for the avoidance of doubt, disbursements made on behalf of the Borrower). The Borrower further acknowledges that it has all required information to make any appropriate tax reporting on such payments.

(c) Termination. The Term Loan Commitment shall automatically terminate upon the making of the Term Loan on the Effective Date.

2.3 [Reserved].

2.4 Repayments.

(a) Amortization. Beginning with the first Repayment Date occurring immediately following the Effective Date, and continuing until the outstanding principal amount of the Term Loan is paid in full, the Borrower shall repay the outstanding principal amount of the Term Loan as follows:

(i) a sum of $500,000 paid in 12 equal installments beginning with the first Repayment Date following the Effective Date and on each Repayment Date thereafter until (but excluding) the 13th Repayment Date following the Effective Date;

(ii) a sum of $1,050,000 paid in 12 equal installments beginning with the 13th Repayment Date following the Effective Date and on each Repayment Date thereafter until (but excluding) the 25th Repayment Date following the Effective Date;

(iii) a sum of $1,100,000 paid in 12 equal installments beginning with the 25th Repayment Date following the Effective Date and on each Repayment Date thereafter until (but excluding) the 37th Repayment Date following the Effective Date;

(iv) a sum of $1,150,000 paid in 12 equal installments beginning with the 37th Repayment Date following the Effective Date and on each Repayment Date thereafter until (but excluding) the 49th Repayment Date following the Effective Date; and

(v) a sum of $1,200,000 paid in 12 equal installments beginning with the 49th Repayment Date following the Effective Date and on each Repayment Date thereafter, until payment in full thereof.

(b) Repayment. To the extent not previously paid, on the Maturity Date the Borrower shall pay to the Lender the Outstanding Principal Balance, all accrued and unpaid interest thereon, all other Obligations) and all other amounts due hereunder and the other Loan Documents.

(c) Voluntary Prepayments. Subject to Section 2.7(b), the Borrower shall have the right at any time and from time to time to prepay the Term Loan in whole or in part, upon at least five Business Days’ prior written notice to the Lender before 12:00 p.m. (noon), New York City time. All prepayments under this Section 2.4(c) shall be subject to Section 2.7(b) and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(d) Mandatory Prepayments.

(i) Not later than the third Business Day following (x) the receipt of Net Cash Proceeds by any Loan Party or any of its subsidiaries in respect of any Asset Sale or (y) the receipt of Net Cash Proceeds by any Loan Party or any of its subsidiaries in respect of any Casualty Event, in each case, the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay the Term Loan.

(ii) In the event and on each occasion that an Equity Issuance (other than Qualified Equity Interests issued in connection with the exercise of the cure right pursuant to Section 6.16) occurs, the Borrower shall, substantially simultaneously with (and in any event not later than the first Business Day next following) the occurrence of such Equity Issuance, apply 100% of the Net Cash Proceeds therefrom to prepay the Term Loan.

(iii) In the event that any Loan Party or any subsidiary a Loan Party shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed of any Loan Party or any subsidiary of a Loan Party (other than any cash proceeds from the issuance of Indebtedness for money borrowed expressly permitted pursuant to Section 6.1), the Borrower shall, substantially simultaneously with (and in any event not later than the first Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party or such subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay the Term Loan.

(iv) In the event that any Loan Party or any of its subsidiaries shall receive Net Cash Proceeds from any Extraordinary Receipt, the Borrower shall, substantially simultaneously with (and in any event not later than the first Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party or such subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loan; provided that such prepayments under this clause (iv) will not be required unless the aggregate Net Cash Proceeds from Extraordinary Receipts in any period of twelve consecutive months exceed $50,000 (the “Extraordinary Receipts Threshold”) and such prepayment shall be made under this clause (iv) solely with respect to the excess above the Extraordinary Receipts Threshold for such period.

(v) The Borrower shall deliver to the Lender, at the time of each prepayment required under this Section 2.4(d), (x) a certificate signed by the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (y) to the extent practicable, at least three days’ prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date and the principal amount of the Term Loan to be prepaid. All prepayments under this Section 2.4(d) shall be subject to Section 2.7(b) and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

2.5 Evidence of Debt.

(a) Promissory Notes. The Lender may request that the Term Loan be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to the Lender a promissory note payable to the Lender and its registered assigns and in a form and substance reasonably acceptable to the Lender and the Borrower.

(b) Record of Debt.

(i) The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the Lender resulting from the Term Loan, including the amounts of principal and interest payable and paid to the Lender from time to time under this Agreement.

(ii) The entries made in the accounts maintained pursuant to clause (i) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Term Loan or satisfy any other Obligations in accordance with their terms.

2.6 Interest.

(a) Interest Rate. Subject to Section 2.6(b), the outstanding principal amount of the Term Loan shall accrue interest at a per annum rate equal to 15.0%. Interest shall be payable in cash on each Repayment Date.

(b) Default Rate. Immediately upon the occurrence and during the continuance of any Event of Default under clause (b), (c), (g) or (h) of Section 8 or at the written election of the Lender, upon the occurrence and during the continuance of any other Event of Default, then, in either case to the extent permitted by law, all Obligations shall bear interest (after as well as before judgment), payable on demand at a rate per annum equal to the rate applicable to the Term Loan plus 5.0% per annum (in each case, the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.6(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Lender.

(c) Computation; 360-Day Year. In computing interest, the date of the making of the Term Loan shall be included and the date of payment shall be excluded; provided that if the Term Loan is repaid on the same day on which it is made, such day shall be included in computing interest on the Term Loan. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

2.7 Fees and other Compensation.

(a) Origination Fee. The Borrower shall pay to the Lender an origination fee (the “Origination Fee”) equal to $150,000, which Origination Fee shall be fully earned, due and payable on the Effective Date. A portion or the full amount of the Origination Fee due to the Lender may, at the option of the Lender, be off-set against the amount of the Term Loan funded by the Lender on the Effective Date; provided that any such off-set shall not reduce the principal amount of the Term Loan outstanding hereunder.

(b) Early Payment Fee. If any Premium Event occurs, the Borrower shall, in each case, pay, on the date of such Premium Event, the applicable Early Payment Fee.

(c) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is understood and agreed that if the Term Loan is accelerated (whether as a result of the occurrence and continuance of any Event of Default, by operation of law or otherwise), any Early Payment Fee, determined as of the date of acceleration, will also be due and payable and will be treated and deemed as though the Term Loan was repaid as of such date and shall constitute part of the Obligations for all purposes herein. Any Early Payment Fee shall also be payable in the event the Obligations, the Term Loan and this Agreement are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other similar means. The parties hereto further acknowledge and agree that any Early Payment Fee is not intended to act as a penalty or to punish the Loan Parties for any repayment or redemption of the Term Loan. The Loan Parties expressly agree that (i) any Early Payment Fee is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) any Early Payment Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay any Early Payment Fee, (iv) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section, (v) the agreement of the Loan Parties to pay any Early Payment Fee is a material inducement to the Lenders to extend the Term Loan, and (vi) any Early Payment Fee represent a good-faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to any Lender or profits lost by such Lender as a result of any Premium Event.

(d) Fees Generally. All fees hereunder shall be paid on the dates due, in immediately available funds, to the Lender. Once paid, none of the fees payable hereunder shall be refundable under any circumstances.

2.8 Payments; Additional Costs.

(a) Payments Generally. All payments (including prepayments) to be made by any Loan Party under any Loan Document shall be made in immediately available funds in Dollars, without setoff, defense or counterclaim, before 12:00 p.m. (noon), New York City time, on the date when due. Payments of principal or interest received after 12:00 p.m. (noon), New York City time, will be considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid. Each such payment shall be made by wire transfer to the Lender.

(b) Change in Law; Change in Circumstances. Notwithstanding any other provision of this Agreement, if any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended or participated in by the Lender; (ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes) on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) impose on the Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or the Term Loan, and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining the Term Loan or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by the Lender to be material, then the Borrower will pay to the Lender upon demand such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered. If the Lender shall have determined that any Change in Law affecting the Lender or any lending office of the Lender or the Lender’s holding company, if any, regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement or the Term Loan made to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender as specified in this Section 2.8(b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate delivered by it within ten days after its receipt of the same.

2.9 Payments Free of Taxes. All payments by any Loan Party under this Agreement or any other Loan Document shall be made to each Recipient free and clear of any Taxes, except as required by applicable law. If any applicable law requires deduction or withholding of any Tax from any such payment by any Loan Party, then such Loan Party shall be entitled to make a deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. The applicable Loan Party shall deliver to the Lender the original or a certified copy of each receipt evidencing payment of any Taxes made pursuant to this Section 2.9. If any Taxes are required to be withheld or deducted from any amount payable by any Loan Party under this Agreement or any other Loan Document, and if such Tax is an Indemnified Tax, then the amount payable by such Loan Party shall be increased so that after all such required deductions or withholdings are made (including deductions or withholdings applicable to additional amounts payable under this Section 2.9), each Recipient receives an amount equal to the amount it would have received had no such deduction or withholding been made. The Borrower shall indemnify each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

3.	CONDITIONS OF THE TERM LOAN

The Lender’s obligation to fund the Term Loan on the Effective Date is subject to the following conditions precedent:

(a) The representations and warranties set forth in Section 4 and in each other Loan Document shall be true, accurate and complete in all material respects as of the date of such Borrowing, with the same effect as though made on and as of such date; provided that (i) such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof and (ii) those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

(b) At the time of and immediately after the making of the Term Loan, no Default or Event of Default shall have occurred and be continuing.

(c) The Lender shall have received a certificate, dated the Effective Date and signed by the Borrower, confirming compliance with the conditions precedent set forth in Section 3.1(a), Section 3.1(b) and Section 3.1(g).

(d) The Lender shall have received (i) a favorable written opinion of Nixon Peabody LLP for the Loan Parties and (ii) a favorable written non-consolidation opinion of Nixon Peabody LLP.

(e) The Lender shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the applicable Governmental Authority of its jurisdiction of organization, and a certificate as to the good standing (or equivalent) of each Loan Party as of a recent date, from such Governmental Authority, (ii) a certificate of the Responsible Officer of each Loan Party dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the limited liability company agreement, by-laws or equivalent document of such Loan Party as in effect on the Effective Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or other governing body of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or formation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, (iii) a certificate of another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to clause (ii) above and (iv) such other documents as the Lender may reasonably request.

(f) Each of the following documents shall have been duly executed by each party thereto and shall be in full force and effect on the Effective Date:

(i) this Agreement;

(ii) the Security Agreement; and

(iii) the Bad Acts Guaranty.

(g) The Lenders shall have received evidenced that:

(i) Each of Holdings and the Borrower has appointed an Independent Manager;

(ii) Each of Holdings and the Borrower has included the Special Purpose Provisions in its corporate documents;

(iii) Soluna SW Borrowing 2022-1 LLC has been dissolved;

(iv) The Parent has contributed the Equity Interest of the Borrower into Holdings pursuant to a contribution agreement reasonably acceptable to the Lender; and

(v) Holdings shall have (x) filed a UCC-1 financing statement against the Parent with respect to the Equity Interest of the Borrower and (y) assigned such UCC-1 financing statement to the Lender, in each case, pursuant to documentation reasonably acceptable to the Lender;

(h) Immediately after giving effect to the transactions contemplated hereby, Holdings and its subsidiaries shall have outstanding no Indebtedness or preferred stock other than (a) Indebtedness outstanding under this Agreement, and (b) Indebtedness permitted pursuant to Section 6.1.

(i) The Lender shall have received all fees (including the Origination Fee) and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower under any Loan Document.

(j) The Lender shall have received a certificate from Holdings and the Borrower certifying that the Loan Parties, taken as a whole, are and, after giving effect to the Term Loan and the application of the proceeds thereof, will be solvent as provided in Section 4.12.

(k) All requisite Governmental Authorities and third parties shall have approved or consented to the transactions contemplated hereby to the extent required or not otherwise waived in writing by the Lender (in its sole discretion), all applicable appeal periods shall have expired and there shall not be any pending or threatened (in writing) litigation, governmental, administrative or judicial action that could reasonably be expected to restrain, prevent or impose burdensome conditions on the transactions contemplated hereby.

(l) The Lender shall have received all of the financial statements requested by the Lender with respect to the Loan Parties.

(m) The Lender shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(n) The Lender shall have received a duly executed copy of the Specified Shared Services Agreement, certified by an officer of the Borrower.

4.	REPRESENTATIONS AND WARRANTIES

The Loan Parties jointly and severally represent and warrant to the Lender as follows:

4.1 Organization; Power. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party has the power and authority to execute, deliver and perform such Loan Party’s obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which such Loan Party is a party and, in the case of the Borrower, to borrow hereunder.

4.2 Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which such Loan Party is a party (a) with respect to each Loan Party have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or, if applicable, of the certificate or articles of formation or other constitutive documents or by-laws of such Loan Party, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which such Loan Party is a party or by which such Loan Party or any of such Loan Party’s property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by such Loan Party (other than any Liens created hereunder or under the Security Documents).

4.3 Enforceability. This Agreement has been duly executed and delivered by each Loan Party. Each of this Agreement and each other Loan Document executed and delivered by each applicable Loan Party constitutes a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally or general principles of equity.

4.4 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is required in connection with the execution, delivery and performance by any Loan Party of the Loan Documents to which such Loan Party is a party, except for (a) the filing of Uniform Commercial Code financing statements and any Mortgages and (b) such as have been made or obtained and are in full force and effect.

4.5 Financial Statements. Holdings has heretofore furnished to the Lender the consolidated balance sheets and related statements of income, stockholder’s equity and cash flows of SLNH and its consolidated subsidiaries (i) as of and for the fiscal year ended December 31, 2023, audited by and accompanied by the opinion of UHY LLP, independent public accountants, and (ii) as of and for the fiscal quarter ending September 30, 2024, certified by its chief financial officer. Such financial statements present fairly the financial condition and results of operations and cash flows of SLNH and its consolidated subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of SLNH and its consolidated subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.

4.6 No Material Adverse Change. No event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise) or operating results of Holdings and its subsidiaries, taken as a whole, since December 31, 2023.

4.7 Title to Properties. Each of Holdings and its subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.2.

4.8 Subsidiaries. Schedule 4.8 sets forth as of the Effective Date a list of all of Holdings’ subsidiaries and the percentage ownership interest of Holdings therein. The shares of Equity Interests so indicated on Schedule 4.8 are fully paid and non-assessable and are owned by Holdings, directly or indirectly, free and clear of all Liens (other than Liens created under the Loan Documents).

4.9 Litigation. There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of any Loan Party, threatened (in writing) against or affecting any Loan Party or any business, property or rights of any Loan Party (a) that involve any Loan Document or the transactions contemplated thereunder or (b) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

4.10 Agreements. None of Holdings or any of its subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect. No Loan Party is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which such Loan Party is a party or by which such Loan Party or any of such Loan Party’s properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

4.11 Employee Benefit Plans.

(a) Each of Holdings and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of Holdings or any of its ERISA Affiliates. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87, as amended) did not, as of the last annual valuation date applicable thereto, exceed by more than $10,000 the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87, as amended) did not, as of the last annual valuation dates applicable thereto, exceed by more than $10,000 the fair market value of the assets of all such underfunded Plans.

(b) Each Foreign Pension Plan is in compliance in all material respects with all Requirements of Law applicable thereto and the respective requirements of the governing documents for such plan. With respect to each Foreign Pension Plan, none of Holdings, its Affiliates or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject Holdings or any of its subsidiaries, directly or indirectly, to a tax or civil penalty which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to the Lender in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Pension Plans could not reasonably be expected to result in a Material Adverse Effect; the present value of the aggregate accumulated benefit liabilities of all such Foreign Pension Plans (based on those assumptions used to fund each such Foreign Pension Plan) did not, as of the last annual valuation date applicable thereto, exceed by more than $10,000 the fair market value of the assets of all such Foreign Pension Plans.

4.12 Solvency. Immediately after the consummation of the transactions contemplated hereunder and immediately following the making of the Term Loan and after giving effect to the application of the proceeds of the Term Loan, (a) the fair value of the assets of the Loan Parties, taken as whole, at a fair valuation, will exceed such Loan Parties’ debts and liabilities, taken as a whole, whether subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of such Loan Parties’ debts and other liabilities, taken as a whole, whether subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties, taken as a whole, will be able to pay such Loan Parties’ debts and liabilities, taken as a whole, whether subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Loan Parties, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

4.13 Regulatory Compliance.

(a) No Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(b) No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(c) No part of the proceeds of the Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

(d) No Loan Party nor any Loan Party’s properties or assets is in violation of, nor will the continued operation of such properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits), or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

(e) Each Loan Party has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to maintain its assets and continue its businesses as currently conducted.

4.14 Tax Returns and Payments. Each Loan Party has filed or caused to be filed all income and other Federal, state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all income and other taxes due and payable by it and all assessments received by it (other than taxes, impositions, assessments, fees and charges currently being contested in good faith by appropriate proceedings, for which such Loan Party has set aside adequate reserves in accordance with GAAP).

4.15 Disclosure. Each Loan Party has disclosed to the Lender all agreements, instruments and other restrictions to which such Loan Party is subject that purport to restrict (a) the ability of such Loan Party to incur Indebtedness or Liens or take any other actions, or engage in any other transactions, of the type contemplated by the Loan Documents, or (b) the sale, transfer, pledge or encumbrance of any of the Collateral. No information, report, financial statement, exhibit or schedule furnished by or on behalf of any Loan Party to the Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, or are being made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Loan Party represents only that it acted in good faith and utilized reasonable assumptions (based upon accounting principles consistent with the historical audited financial statements of such Loan Party) and due care in the preparation of such information, report, financial statement, exhibit or schedule.

4.16 Environmental Matters. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received a notice of any claim with respect to any Environmental Liability and (iv) knows of any basis for any Environmental Liability.

4.17 Insurance. The insurance maintained by the Loan Parties or by Holdings for its subsidiaries as of the date hereof is in full force and effect and all premiums with respect thereto have been duly paid. Holdings and its subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

4.18 Security Documents.

(a) Each Security Document which grants a Lien on any portion of the Collateral, upon execution and delivery thereof by the parties thereto, will create in favor of the Lender, a legal, valid and enforceable security interest in the Collateral (as defined in each such Security Document) and the proceeds thereof, and when UCC financing statements in appropriate form are filed in the applicable office located in the state of formation of the applicable Loan Party, the Lien created under such Security Document will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Party party thereto, in such Collateral (other than the Owned Real Property), in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.2.

(b) The Mortgages are effective to create in favor of the Lender a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Owned Real Property and the proceeds thereof, and when the Mortgages are filed in the appropriate offices, the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Owned Real Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens expressly permitted by Section 6.2.

4.19 Location of Real Property and Leased Premises.

(a) Section A of Schedule 4.19 lists completely and correctly as of the Effective Date all real property owned by Holdings and its subsidiaries and the addresses thereof. Holdings and its subsidiaries own in fee all the real property set forth on Section A of Schedule 4.19.

(b) Section B of Schedule 4.19 lists completely and correctly as of the Effective Date all real property leased by Holdings and its subsidiaries and the addresses thereof. Holdings and its subsidiaries have valid leases in all the real property set forth on Section B of Schedule 4.19.

4.20 Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against Holdings or any of its subsidiaries pending or, to the knowledge of the Loan Parties, threatened (in writing). The hours worked by and payments made to employees of Holdings and its subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from Holdings or any of its subsidiaries, or for which any claim may be made against Holdings or any of its subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings or such subsidiary. The consummation of the transactions contemplated herein will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings or any of its subsidiaries is bound.

4.21 Sanctioned Persons. No Loan Party nor, to the knowledge of the Loan Parties, any director, officer, agent, employee or Affiliate of any Loan Party is, or is owned or controlled by Persons that are: (i) the subject of any U.S. sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”) or the U.S. Department of State (collectively, “Sanctions”) or (ii) located, organized or resident in a country or territory that is the subject of Sanctions; and the Loan Parties and their respective directors, officers and employees and, to the knowledge of the Loan Parties, the agents of Holdings and its subsidiaries, are in compliance with all applicable Sanctions in all material respects (any such Persons covered in the foregoing clause (i) or (ii), a “Sanctioned Person”). The Borrower will not directly or indirectly use the proceeds of the Term Loan or otherwise make available such proceeds to any Person (i) to finance any activities or business of or with any Person, or in any country or territory, that, at the time of such financing, is the subject of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Person.

4.22 Foreign Corrupt Practices Act. Each Loan Party and their respective directors, officers, agents, employees and any Person acting for or on behalf of any Loan Party, has complied with, and will comply with, the U.S. Foreign Corrupt Practices Act, as amended from time to time (the “FCPA”), or any other applicable anti-bribery or anti-corruption law, and it and they have not made, offered, promised or authorized, and will not make, offer, promise or authorize, whether directly or indirectly, any payment, of anything of value to a Government Official while knowing or having a reasonable belief that all or some portion will be used for the purpose of: (a) influencing any act, decision or failure to act by a Government Official in his or her official capacity, (b) inducing a Government Official to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity or (c) securing an improper advantage, in each case in order to obtain, retain or direct business.

5.	AFFIRMATIVE COVENANTS

Each of Holdings, the Borrower and each Subsidiary Guarantor covenants and agrees with the Lender that so long as this Agreement shall remain in effect and until the commitments hereunder have been terminated and the principal of and interest on the Term Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than unasserted contingent indemnification obligations), unless the Lender shall otherwise consent in writing in its sole and absolute discretion, each of Holdings, the Borrower and such Subsidiary Guarantor shall, and shall cause each of their respective subsidiaries to:

5.1 Existence; Compliance with Laws.

(a) Do or cause to be done all things necessary to (i) preserve, renew and keep in full force and effect its legal existence and (ii) maintain its good standing in its jurisdiction of formation and, except as could not reasonably be expected to result in a Material Adverse Effect, maintain qualification in each jurisdiction in which it conducts operations or business.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

(c) Obtain all of the Governmental Approvals necessary for the performance by each Loan Party of such Loan Party’s obligations under the Loan Documents to which such Loan Party is a party. Each of Holdings and the Borrower shall promptly provide copies of any such obtained Governmental Approvals to the Lender.

(d) Comply with all Requirements of Law (including the Securities Act, the Exchange Act, the USA PATRIOT Act, all Sanctions and the FCPA) and all material Contractual Obligations.

5.2 Financial Statements; Reports; Certificates. Provide the Lender with the following:

(a) Financial Statements.

(i) within 120 days after the end of each fiscal year, (A) the consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of SLNH and its consolidated subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by UHY LLP or other independent public accountants of recognized national or regional standing and accompanied by an opinion of such accountants to the effect that such consolidated financial statements fairly present the financial condition and results of operations of SLNH and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with a customary “management discussion and analysis” provision and (B) the consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of Holdings and its consolidated subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all certified by one of its financial officers as fairly presenting the financial condition and results of operations of Holdings and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with a customary “management discussion and analysis” provision;

(ii) within 45 days after each fiscal quarter of each fiscal year, (A) the consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of SLNH and its consolidated subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such subsidiaries during such fiscal quarter and the then-elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its financial officers as fairly presenting the financial condition and results of operations of SLNH and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and absence of footnotes, together with a customary “management discussion and analysis” provision and (B) the consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of Holdings and its consolidated subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such subsidiaries during such fiscal quarter and the then- elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its financial officers as fairly presenting the financial condition and results of operations of Holdings and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and absence of footnotes, together with a customary “management discussion and analysis” provision; and

(iii) within 30 days after the end of each calendar month, (A) the consolidated balance sheet and related statements of income showing the financial condition of SLNH and its consolidated subsidiaries during such month and the then-elapsed portion of the fiscal year, all certified by one of its financial officers as fairly presenting the financial condition and results of operations of SLNH and its consolidated subsidiaries on a consolidated basis, subject to normal quarter-end accounting, and year-end audit, adjustments and (B) the consolidated balance sheet and related statements of income showing the financial condition of Holdings and its consolidated subsidiaries during such month and the then-elapsed portion of the fiscal year, all certified by one of its financial officers as fairly presenting the financial condition and results of operations of Holdings and its consolidated subsidiaries on a consolidated basis, subject to normal quarter-end accounting, and year-end audit, adjustments.

(b) Certificate. Concurrently with any delivery of financial statements under paragraphs (a)(i), (a)(ii) and (a)(iii) above, a certificate executed by Holdings in a form reasonably acceptable to the Lender (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) with respect to any delivery of financial statements under paragraphs (a)(ii) and (a)(iii) above, setting forth evidence reasonably satisfactory to the Lender demonstrating compliance with the covenants contained in Section 6.14 and Section 6.15.

(c) Annual Budget. Within 60 days after the beginning of each fiscal year of Holdings, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget.

(d) Indebtedness; Major Contracts. Promptly (but not later than three Business Days) after receipt by any Loan Party or any of its subsidiaries, copies of any notices, consents, requests, approvals, demands or other communications received under, or in connection with (i) any Material Indebtedness of any Loan Party or any of its subsidiaries (but excluding Indebtedness evidenced hereby) or (ii) any Major Contract.

(e) KYC Documents. Promptly after the request by the Lender, all documentation and other information that the Lender, as applicable, reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(f) Other Information. Promptly, from time to time, such other information regarding the assets, liabilities and financial condition of any Loan Party, the Collateral or compliance with the terms of any Loan Document, as the Lender may reasonably request.

5.3 Litigation and Other Notices. Furnish to the Lender prompt written notice of the following:

(a) Defaults. Any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto.

(b) Legal Action Notice. The filing or commencement of, or any threat (in writing) or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against any Loan Party or any of its subsidiaries that (i) involves any of the Collateral or any Loan Document or (ii) could reasonably be expected to result in (A) a Material Adverse Effect or (B) damages or costs to any Loan Party or any of its subsidiaries of, individually or in the aggregate, $50,000 or more.

(c) ERISA Event. The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Holdings and its subsidiaries in an aggregate amount that could reasonably be expected to exceed $10,000.

(d) Hazardous Materials Release. The discovery or Release to the environment of Hazardous Materials or occurrence of violations of Environmental Law, including receipt of claims or notices of potential liability therefor, that in any such case could reasonably be expected to result in losses, expenses, fines or penalties asserted against or payable by Holdings or any of its subsidiaries in an aggregate amount that could reasonably be expected to exceed $50,000.

(e) Material Adverse Effect. Any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

(f) Real Estate. Upon (i) the acquisition by Holdings or any of its subsidiaries after the date hereof of any fee interest in any real property (wherever located), setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the current value of such real property and (ii) the entry by Holdings or any of its subsidiaries after the date hereof into any lease with respect to any real property (wherever located).

5.4 Information Regarding Collateral. Furnish to the Lender at least ten days’ prior written notice of any change (i) in any Loan Party’s name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number. Each Loan Party agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Lender to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. Each Loan Party also agrees promptly to notify the Lender if any material portion of the Collateral is damaged or destroyed.

5.5 Obligations and Taxes. Except as prohibited by Section 6.10, pay each Loan Party’s Indebtedness and other obligations promptly and in accordance with their terms, file, or cause to be filed all tax returns required to be paid be each Loan Party, and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon any Loan Party or upon any Loan Party’s income or profits or in respect of any Loan Party’s property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and such Loan Party shall have set aside adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien.

5.6 Books and Records; Access to Properties and Inspections.

(a) Keep accurate books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities.

(b) Permit any representatives designated by the Lender to visit and inspect each Loan Party’s financial records and properties at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Lender to discuss the affairs, finances and condition of such Loan Party with the independent accountants therefor if representatives of the Loan Parties are present during such discussions; provided that, unless an Event of Default has occurred and is continuing, the Loan Parties shall not be responsible for the costs or expenses of more than one such inspection for each twelve-month period.

5.7 Use of Proceeds. Use the proceeds of the Term Loan to issue a distribution to Holdings, the proceeds of which Holdings may use to make a distribution to Parent, in each case on the Effective Date.

5.8 Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code and the laws applicable to any Foreign Pension Plan and (b) furnish to the Lender as soon as possible after, and in any event within ten days after any responsible officer of Holdings or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of Holdings or any ERISA Affiliate in an aggregate amount exceeding $10,000, a statement of a financial officer of Holdings setting forth details as to such ERISA Event and the action, if any, that Holdings proposes to take with respect thereto.

5.9 Compliance with Environmental Laws. Comply, and cause all lessees and other Persons occupying its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all material permits necessary for its operations and properties under Environmental Laws; and conduct in accordance with Environmental Laws any remedial action agreed to be undertaken by Holdings or any of its subsidiaries, or otherwise required to be undertaken pursuant to Environmental Law; provided that neither Holdings nor any of its subsidiaries shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

5.10 Further Assurances.

(a) Execute (or cause to be executed) any and all further documents, financing statements, agreements and instruments, and take (or cause to be taken) all further action (including filing Uniform Commercial Code and other financing statements, Mortgages, deeds of trust and any other documents or instruments, as applicable) that may be required under applicable law, or that the Lender may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents. Each Loan Party shall deliver (or cause to be delivered) to the Lender all such instruments and documents (including legal opinions and lien searches) as the Lender shall reasonably request as necessary or advisable to evidence compliance with this Section 5.10. Without limiting the foregoing, if requested, the Loan Parties shall promptly use commercially reasonable efforts to obtain estoppels, consents, landlord waivers and other collateral access agreements reasonably requested by the Lender.

(b) Each Loan Party shall cause any subsequently acquired (whether or not such acquisition is permitted hereunder), formed or organized subsidiary to, within 30 days after such acquisition, formation or organization (as such time period may be extended by the Lender in its sole discretion), become a Subsidiary Guarantor by executing a joinder to this Agreement, in form an substance acceptable to the Lender (each a “Joinder Agreement”) and each applicable or new Security Document in favor of the Lender no later than such time period, in each case in form and substance satisfactory to the Lender. Upon execution and delivery by the Lender and such acquired, formed or organized subsidiary of a Joinder Agreement, such Subsidiary shall become a Subsidiary Guarantor and a Loan Party hereunder with the same force and effect as if originally named as a Subsidiary Guarantor and a Loan Party herein. The execution and delivery of any Joinder Agreement shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement.

(c) Execute and deliver to the Lender one or more control agreements (in form and substance reasonably acceptable to the Lender) with respect to any account of any Loan Party opened after the Effective Date with any bank, savings association, financial institution, securities intermediary or similar financial intermediary in which cash or other property will be deposited (other than Excluded Accounts), in each case, within 30 days after opening such account (as such time period may be extended by the Lender in its sole discretion).

(d) In addition, from time to time, each Loan Party shall, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Lender shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of each Loan Party and its subsidiaries (including real and other properties acquired subsequent to the Effective Date)). Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance satisfactory to the Lender, and each Loan Party shall deliver or cause to be delivered to the Lender all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Lender shall reasonably request as necessary or advisable to evidence compliance with this Section. Each Loan Party agrees to provide such evidence as the Lender shall reasonably request as to the perfection and priority status of each such security interest and Lien. In furtherance of the foregoing, Holdings will give prompt notice to the Lender of the acquisition by it or any of its subsidiaries of any real property (or any interest in real property).

5.11 Insurance.

(a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

(b) Within the time period required pursuant to Section 5.14(b), cause all such policies covering any Collateral to (in each case, unless otherwise agreed to by the Lender in its sole discretion) (i) name the Lender as an additional insured thereunder, (ii) in the case of each casualty insurance policy, contain a lender’s loss payable clause or mortgagee endorsement that names the Lender as the lender’s loss payee or mortgagee thereunder and (iii) be endorsed or otherwise amended to provide that, from and after the Effective Date, if the insurance carrier shall have received written notice from the Lender of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to Holdings or any other Loan Party under such policies directly to the Lender, in each case, in form and substance reasonably satisfactory to the Lender; provided that the Loan Parties shall use commercially reasonable efforts to cause each such policy to provide that it shall not be canceled, modified or not renewed (x) by reason of nonpayment of premium upon not less than ten days’ prior written notice thereof by the insurer to the Lender (giving the Lender the right to cure defaults in the payment of premiums) or (y) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Lender; provided, further, that the Loan Parties shall deliver to the Lender prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Lender) together with evidence satisfactory to the Lender of payment of the premium therefor.

(c) Notify the Lender promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section is taken out by any Loan Party, and promptly deliver to the Lender a duplicate original copy of such policy or policies.

5.12 Hosting Client Contract. At all times maintain (a) each Hosting Contract on terms acceptable to Lender with a hosting client acceptable to Lender (each such Lender approval not to be unreasonably withheld); provided, that the Lender shall be deemed to have consented to the Specified Hosting Contracts, as in effect on the Effective Date, and to any proposed Hosting Contract and/or hosting client unless the Lender shall have objected thereto in writing (including email) to the Borrower within five Business Days after the Lender has received full copies thereof and (b) at least one such approved Hosting Contract in effect for no less than an additional month.

5.13 Special Purpose Covenants. Each of Holdings and the Borrower shall:

(a) Hold itself out to the public and all other Persons as a legal entity separate and distinct from any other Person (including any Affiliate), correct any known misunderstanding regarding its status as a separate entity, conduct business solely in its own name, and not identify itself as a division of any of its Affiliates or any of its Affiliates as a division of Holdings or the Borrower (except for income tax purposes);

(b) Not permit its name to be used by any of its Affiliates in the conduct of such Affiliate’s business, and not use the name of any of its Affiliate in the conduct of its business;

(c) File its own tax returns, if any, as may be required under applicable law, to the extent (i) not part of a consolidated group filing a consolidated return or returns or (ii) not treated as a division for tax purposes of another taxpayer, and pay any taxes required to be paid under applicable law;

(d) Maintain all of its books, records, and financial statements separate from those of any Affiliates, except that its financial statements may be consolidated as part of the consolidated financial statements of its Affiliates as required by generally accepted accounting principles; provided that records indicating the ownership of assets by each of Holdings and the Borrower will be maintained;

(e) Separately identify its assets and separately maintain and segregate its assets and not commingle its assets with those of any other Person; provided that its assets may be included in a consolidated financial statement of its Affiliates;

(f) Maintain its assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its assets from those of any other Person;

(g) Maintain bank accounts that are separate from those of any other Person;

(h) Comply with all corporate formalities to maintain and preserve its separate existence, including holding meetings of or obtaining the consent of its members, as appropriate and at least annually, and maintaining separate current and accurate minute books;

(i) Other than organizational expenses, pay its own debts, liabilities and expenses only out of its own funds, and pay the salaries of its own employees, if any (in each case to the extent there exists sufficient cash flow from the Collateral to do so); provided that the foregoing shall not require any direct or indirect member of the Borrower or Holdings or any other Person to contribute additional capital to the Borrower or Holdings or any other Person;

(j) Maintain an arm’s length relationship with its Affiliates, and, other than the Loan Documents, not enter into any transaction with any Affiliate unless such transaction is (i) permitted to be consummated and performed pursuant to Section 6.7 and (ii) pursuant to enforceable agreements;

(k) Not hold out its credit or assets as being available to satisfy the obligations of others nor guarantee the obligation of any Person (except as expressly permitted by the Loan Documents);

(l) Allocate fairly and reasonably any overhead for office space that it shares with any Affiliate and the costs of services performed for it by an employee of an Affiliate;

(m) Use stationery, invoices and checks that are separate from those of any other Person, and have a tax identification number that are separate from those of any other Person;

(n) Not grant a security interest in its assets to secure the obligations of any other Person (except as expressly permitted by the Loan Documents);

(o) Maintain adequate capital in light for the normal obligations reasonably foreseeable in a business of its respective size and character and in light of its contemplated business operations, transactions and liabilities (to the extent there exists sufficient cash flow from the Collateral to do so); provided that the foregoing shall not require any member of the Borrower or Holdings or any other Person to contribute additional capital to the Borrower, Holdings or any other Person;

(p) Not, directly or indirectly, engage in any business or activity, except as expressly permitted under the Loan Documents;

(q) Not incur any Indebtedness (except as expressly permitted by the Loan Documents);

(r) Not make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person (except as expressly permitted by the Loan Documents);

(s) Maintain complete records of all transactions (including all transactions with any Affiliate);

(t) After the date hereof, not form, acquire or hold any Subsidiary, except in compliance with Section 5.10(b) and Section 6.13;

(u) Have at least one Independent Manager; and

(v) Cause its directors, officers, agents and other representatives to act at all times with respect to Holdings or the Borrower, as applicable, consistently and in furtherance of the foregoing and in the best interests of Holdings or the Borrower, as applicable.

5.14 Post-Closing Requirements. Holdings and the Borrower shall, and shall cause each other Loan Party to, satisfy the requirements set forth below in the time periods set forth in below:

(a) Within 30 days after the Effective Date (as such period may be extended by the Lender in its sole discretion), deliver to the Lender fully-executed control agreements in form and substance acceptable to the Lender with respect to all deposit accounts of the Loan Parties (other than Excluded Accounts).

(b) Within 30 days after the Effective Date (as such period may be extended by the Lender in its sole discretion), deliver to the Lender insurance certificates and endorsements in favor of the Lender with respect to each of the insurance policies required by, and otherwise comply with the requirements of, Section 5.11.

(c) Within 30 days after the Effective Date (as such period may be extended by the Lender in its sole discretion), deliver to the Lender each of the Real Property Deliverables.

(d) Within 30 days after the Effective Date (as such period may be extended by the Lender in its sole discretion), deliver to the Lender a favorable written opinion (reasonably acceptable to the Lender) of Nevada counsel for the Parent.

The parties acknowledge and agree that notwithstanding anything herein to the contrary, all conditions, representations, warranties and covenants of the Loan Documents with respect to the taking of such actions are qualified by the noncompletion of such actions until such time as they are completed or required to be completed in accordance with this Section 5.14.

6.	NEGATIVE COVENANTS

Each of Holdings, the Borrower and each Subsidiary Guarantor covenants and agrees with the Lender that, so long as this Agreement shall remain in effect and until the commitments hereunder have been terminated and the principal of and interest on the Term Loan, all fees and all other expenses or amounts payable under any Loan Document have been paid in full (other than unasserted contingent indemnification obligations), unless the Lender shall otherwise consent in writing in its sole and absolute discretion, none of Holdings, the Borrower nor such Subsidiary Guarantor shall, nor shall they cause or permit any of their respective subsidiaries to:

6.1 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder and under the other Loan Documents;

(b) (i) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, so long as such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) Capital Lease Obligations; provided that (x) the aggregate principal amount of Indebtedness permitted by this clause (b) shall not exceed $100,000 at any time outstanding and (y) such Indebtedness under this clause (b) does not exceed 100% of the amount of the purchase price of the items then being financed;

(c) Indebtedness (contingent or otherwise) existing or arising under any Hedging Agreement, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates, and not for purposes of speculation or taking a “market view”, (ii) such Hedging Agreement does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party and (iii) the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $100,000 at any time outstanding;

(d) intercompany Indebtedness of the Loan Parties to the extent permitted by Section 6.4(c) so long as such Indebtedness is unsecured and subordinated to the Obligations; and

(e) other unsecured Indebtedness of the Loan Parties in an aggregate principal amount not exceeding $50,000 at any time outstanding.

6.2 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including Holdings or any of its subsidiaries) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) any Lien created under the Loan Documents;

(b) Liens on property or assets of the Borrower and its subsidiaries existing on the date hereof and set forth on Schedule 6.2; provided that such Liens shall secure only those obligations that they secure on the date hereof;

(c) Liens for taxes not yet due or which are being contested in compliance with Section 5.5;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.5;

(e) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(f) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Holdings or any of its subsidiaries;

(h) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.1(b), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of any Loan Party or any Subsidiary; and

(i) Liens securing obligations (other than Indebtedness) in an aggregate principal amount not exceeding $25,000 at any time outstanding;

provided that the foregoing exceptions shall not permit any Lien on any Equity Interests issued by any Loan Party or any of its subsidiaries except for Liens in favor of the Lender securing the Obligations (or any guaranty thereof).

6.3 Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby a Loan Party or its subsidiaries shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter a Loan Party or its subsidiaries shall rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

6.4 Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, except:

(a) Permitted Investments;

(b) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business; and

(c) in addition to investments permitted by clauses (a) through (b) above, additional investments, loans and advances by the Borrower and its subsidiaries so long as the aggregate amount invested, loaned or advanced pursuant to this clause (c) (determined without regard to any write-downs or write-offs of such investments, loans and advances) does not exceed $50,000 in the aggregate.

6.5 Mergers, Consolidations, Sales of Assets and Acquisitions.

(a) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of Holdings or the Borrower or less than all the Equity Interests of any of their respective subsidiaries, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person or the business unit or division of any other Person.

(b) Make any Asset Sale unless (i) such Asset Sale is for consideration at least 85% of which is cash, (ii) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of, (iii) the fair market value of all assets sold, transferred, leased or disposed of pursuant to this clause (b) shall not exceed $50,000 in the aggregate during the term of this Agreement, and (iv) the Net Cash Proceeds of such Asset Sale are applied in accordance with Section 2.4(d)(i).

6.6 Restricted Payments; Restrictive Agreements.

(a) Declare, pay or make, or agree to declare, pay or make, directly or indirectly, any Restricted Payment, except that:

(i) the Loan Parties may make the distribution on the Effective Date expressly permitted by Section 5.7;

(ii) any Loan Party may make a distribution to another Loan Party (other than to Holdings);

(iii) Holdings may make Permitted Tax Distributions (and the Borrower may distribute amounts to Holdings solely for purposes of making, and not exceeding the amount necessary for Holdings to make, such Permitted Tax Distributions);

(iv) The Borrower may make payments under the Specified Shared Services Agreement in accordance with the terms and conditions of such Specified Shared Services Agreement (as in effect on the date hereof) in the ordinary course of business and consistent with past practices;

(v) to the extent constituting Restricted Payments, any Loan Party may pay any and all fees and other amounts payable to any Independent Manager of such Loan Party as and when due in accordance with the terms and conditions of the engagement letter, contract or other agreement governing the terms of such Independent Manager’s appointment thereto; and

(vi) Holdings may make distributions to Parent if (A) no Default or Event of Default has occurred and is continuing or would be caused thereby, (B) after giving pro forma effect to any such distribution, as of the last day of the most recently completed fiscal quarter for which financial statements have been, or were required to have been, delivered under this Agreement (assuming such distribution occurred as of the last day of such fiscal quarter), the Loan Parties shall be in compliance with Section 6.15(a) and (C) after giving pro forma effect to any such distribution, the Loan Parties shall be in compliance with Section 6.15(b).

(b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Holdings or any of its subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any of the Borrower’s subsidiaries to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other subsidiary or to guarantee the Indebtedness of the Borrower or any other subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document and (B) sub-clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

6.7 Transactions With Affiliates. Except for transactions between or among Loan Parties (subject to any applicable limitation set forth in this Agreement), sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that Holdings or any of its subsidiaries may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to Holdings or such subsidiary than could be obtained on an arm’s-length basis from unrelated third parties.

6.8 Compliance; Use of Proceeds.

(a) Become an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(b) No part of the proceeds of the Term Loan will be used, directly or indirectly, for a purpose that violates any Requirements of Law, including without limitation, the Margin Regulations or any other regulation of the Board.

6.9 Business of Holdings, Borrower and Subsidiaries.

(a) Holdings shall not engage in any material business activities, hold any material assets or incur any liabilities other than (i) acting as a holding company of the Borrower and transactions incidental, related or corollary thereto, (ii) entering into this Agreement and the other Loan Documents to which it is a party and engaging in transactions expressly permitted or required to be performed by Holdings pursuant this Agreement and such other Loan Documents, subject to any limitations set forth herein or therein with respect to any such transaction, (iii) receiving and distributing the dividends and payments expressly permitted to be made to or by Holdings pursuant to this Agreement, (iv) entering into engagement letters and similar contracts and agreements with Independent Managers, attorneys, accountants and other professionals, in each case, in the ordinary course of business, (v) owning the Equity Interests of the Borrower, (vi) holding nominal deposits in deposit accounts in connection with the consummation of any of the foregoing transactions, (vii) activities relating to maintaining its corporate existence, (viii) preparing reports to any Governmental Authority and to its equityholders, (ix) participating in tax, accounting and other administrative matters and performing other administrative functions incidental to its status as a holding company of the Borrower and (x) other immaterial activities and assets that are necessary, incidental, related, corollary or ancillary to the foregoing, in each case, in the ordinary course of business.

(b) With respect to the Borrower and its subsidiaries, engage at any time in any business other than the business currently conducted by it, reasonable extensions thereof and any business complementary thereto.

6.10 Other Indebtedness and Agreements.

(a) Permit any waiver, supplement, modification, amendment, termination or release of (i) any indenture, instrument or agreement with respect to any Material Indebtedness or (ii) (x) any Major Contract, (y) the Specified Shared Services Agreement or (z) its certificate of formation, certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, to the extent in the case of this sub-clause (ii) any such waiver, supplement, modification, amendment, termination or release (A) would be materially adverse to Holdings, the Borrower or the Lender, (B) would modify or remove any of the Special Purpose Provisions contained in any certificate of formation, certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents or (C) without limiting clause (A), with respect to the Specified Shared Services Agreement, that would increase the Dollar amount of any consideration required to be paid by any Loan Party or subsidiary obligated thereunder.

(b) (i) Make any distribution, whether in cash, property, securities or a combination thereof, in respect of, or pay, or commit to pay, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, all or any portion of (x) any Indebtedness that is subordinated to the Obligations or (y) any Indebtedness that is secured by Liens that are subordinated to the Liens securing the Obligations (in each case, except to the extent expressly permitted by any applicable subordination agreement to which Lender is a party), (ii) make any distribution, whether in cash, property, securities or a combination thereof (other than regular scheduled payments of interest as and when due) in respect of, or pay, or commit to pay, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any other Indebtedness for borrowed money (except for (y) the payment of the Indebtedness created hereunder and (z) regularly scheduled payments of principal and interest as and when due in respect of any Indebtedness permitted pursuant to Section 6.1 (other than any such Indebtedness that is subordinated to the Obligations or secured by Liens that are subordinated to the Liens securing the Obligations), or (iii) pay in cash any amount in respect of any Indebtedness or preferred Equity Interests that may at the obligor’s option be paid in kind or in other securities.

6.11 Fiscal Year. With respect to Holdings and the Borrower, change its fiscal year- end to a date other than December 31.

6.12 Certain Equity Securities. Issue any Equity Interest to any Person that is not a Qualified Equity Interest.

6.13 Subsidiaries. Create, acquire, own, maintain or otherwise establish any subsidiary without the prior written consent of the Lender.

6.14 Debt Service Coverage Ratio. Permit the Debt Service Coverage Ratio to be less than 1.50:1.00 as of the last day of any calendar month or any calendar quarter.

6.15 Current Ratio and Customer Deposit Accounts.

(a) Permit the Current Ratio to be less than 1.25:1.00 as of the last day of any calendar month or any calendar quarter.

(b) Permit the amount of cash held in Customer Deposit Accounts at any time to be less than the current liabilities of the Loan Parties with respect to such customers.

6.16 Cure Right. In the event Holdings fails to comply with the financial covenants set forth in Section 6.14 or Section 6.15, Holdings shall have the right, within two Business Days after delivery of the financial statements and related compliance certificate for the period ending on the last day of the calendar month or calendar quarter, as applicable, with respect to which such non- compliance occurred (a “Test Period”) and no more than four times in any 12-month period (the “Cure Cap”), to issue Qualified Equity Interests for cash, which cash shall be contributed to the Borrower as a capital contribution to its common equity (the net cash proceeds thereof received by the Borrower, the “Cure Amount”), which Cure Amount shall be deemed to increase Consolidated EBITDA for the purpose of determining compliance with Section 6.14 (and shall increase current assets for purposes of determining compliance with Section 6.15) solely for purposes testing such financial covenants for such Test Period and each of the subsequent test periods that include the calendar month or calendar quarter, as applicable, for which the cure rights under this Section 6.16 have been exercised; provided that (i) no increase in Consolidated EBITDA on account of the Cure Amount shall be applicable for any other purpose under this Agreement or any other Loan Document, (ii) no Cure Amount shall increase any covenant basket or carve-out that is increased by the issuance of any Equity Interests, (iii) no Cure Amount shall exceed the amount necessary to cause compliance with the financial covenants set forth in Section 6.14 or Section 6.15 for the Test Period then ended, (iv) any prepayment of the Loans with the proceeds of any Cure Amount shall be disregarded in determining any financial covenant set forth in Section 6.14 or Section 6.15 for the Test Period for which the Cure Amount is utilized and (v) in the event of any two consecutive exercises of cure rights under this Section 6.16 for any consecutive Test Periods ending, respectively, (y) on the last day of the third calendar month of any fiscal quarter and (z) on the last day of such same fiscal quarter, then such consecutive exercises shall be deemed to constitute a single exercise, and shall in no event count as more than one such exercise, of such cure rights under this Section 6.16 for purposes of determining compliance with the Cure Cap in any 12-month period. Upon the application of the Cure Amount in accordance with this Section 6.16, any Default or Event of Default arising from Holdings’ failure to comply with the financial covenants set forth in Section 6.14 or Section 6.15 for such Test Period shall be deemed cured.

7.	GUARANTY

7.1 Guaranty of the Obligations. Each Guarantor hereby irrevocably and unconditionally guarantee, jointly with the other Guarantors and severally, to the Lender the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) (collectively, the “Guaranteed Obligations”). The obligations of the Guarantors under this Section 7 are joint and several.

7.2 Payment by Guarantors. Each Guarantor hereby agrees, in furtherance of the foregoing and not in limitation of any other right which any Lender Party may have at law or in equity against such Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), such Guarantor will upon demand pay, or cause to be paid, in Cash, to the Lender, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Lender Parties as aforesaid.

7.3 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability; and this Guaranty is a primary obligation of such Guarantor and not merely a contract of surety;

(b) the Lender may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and the Lender or any other Person with respect to the existence of such Event of Default;

(c) the obligations of such Guarantor hereunder are independent of the obligations of the Borrower and the other Guarantors and the obligations of any other guarantor of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Lender is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release any Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) the Lender, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by the Lender for the benefit of the Lender Parties in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that the Lender may have against any such security, in each case as the Lender in its discretion may determine consistent herewith or any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower, any other Guarantor or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and

(f) this Guaranty and the obligations of each Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Lender Party might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Lender Party’s consent to the change, reorganization or termination of the corporate structure or existence of any subsidiaries of the Borrower or any Guarantor and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which the Borrower may allege or assert against any Lender Party in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.4 Waivers by the Guarantors. Each Guarantor hereby waives, for the benefit of the Lender Parties: (a) any right to require any Lender Party, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Loan Party, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Lender Party in favor of the Borrower, any other Guarantor or any other Person, or (iv) pursue any other remedy in the power of any Lender Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower, any other Guarantor or any other guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower, any other Guarantor or any other guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Lender Party’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Lender Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.3 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.5 Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full (other than unasserted contingent indemnification obligations), each Guarantor hereby agrees not to assert any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower, any other Guarantor or any of their respective assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Lender Party now has or may hereafter have against the Borrower or any other Guarantor, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Lender Party. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full (other than unasserted contingent indemnification obligations), each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor of the Guaranteed Obligations. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower, any other Guarantor or any other Person or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Lender Party may have against the Borrower or such other Guarantor, to all right, title and interest any Lender Party may have in any such collateral or security, and to any right any Lender Party may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full (other than unasserted contingent indemnification obligations), such amount shall be held in trust for the Lender on behalf of the Lender Parties and shall forthwith be paid over to the Lender for the benefit of the Lender Parties to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.6 Subordination of Other Obligations. Any Indebtedness of the Borrower or any other Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Lender on behalf of the Lender Parties and shall forthwith be paid over to the Lender for the benefit of the Lender Parties to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.7 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.8 Authority of Guarantor or Borrower. It is not necessary for any Lender Party to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.9 Financial Condition of Borrower. The Term Loan may be made to the Borrower or continued from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation. No Lender Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or such Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and the Borrower’s ability to perform the Borrower’s obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Lender Party to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Lender Party.

7.10 Bankruptcy, etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Lender, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Guarantor. The obligations of each Guarantor hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of the Guarantors and the Lender Parties that the Guaranteed Obligations which are guaranteed by the Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. Each Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Lender, or allow the claim of the Lender in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of each Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Lender Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

8.	EVENTS OF DEFAULT

In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made in or in connection with any Loan Document or the Term Loan hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of the Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on the Term Loan or any fee or any other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(d) default shall be made in the due observance or performance by any Loan Party or any of its subsidiaries of any covenant, condition or agreement contained in Section 5.1(a)(i), 5.2(a), 5.2(b), 5.2(c), 5.3, 5.4, 5.6(b), 5.7, 5.10, 5.11, 5.12, 5.13 or 5.14 or Section 6;

(e) default shall be made in the due observance or performance by any Loan Party or any of its subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after the occurrence thereof;

(f) (i) any Loan Party or any of its subsidiaries shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable, or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets (to the extent permitted hereunder) securing such Indebtedness;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Loan Party, any of its subsidiaries or of a substantial part of the property or assets of any Loan Party or any of its subsidiaries, under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party, any of its subsidiaries or for a substantial part of the property or assets of any Loan Party or any of its subsidiaries or (iii) the winding-up or liquidation of any Loan Party or any of its subsidiaries, and such proceeding or petition shall continue undismissed for 60 days; or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Loan Party or any of its subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party, any of its subsidiaries or for a substantial part of the property or assets of any Loan Party or any of its subsidiaries, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) (i) any non-payment breach under any Hosting Contract of the Loan Parties in an amount in excess of the lesser of (y) $50,000 and (z) 25% of the total monthly amount invoiceable under such contract, and such breach continues for 60 days from the date such payment was initially due and payable, (ii) the termination of any Material Hosting Contract of the Loan Parties prior to the scheduled final termination date thereof, or (iii) the termination of any other Hosting Contract of the Loan Parties prior to the scheduled final termination date thereof; provided that, with respect to any Hosting Contract, other than any Material Hosting Contract, no Event of Default under this clause (i)(iii) shall be deemed to have occurred if, within the 30 day period following the effective date of such termination thereof, such Hosting Contract is reinstated or the applicable Loan Parties enter into a replacement Hosting Contract on terms comparable or better to those of such terminated Hosting Contract or that are otherwise acceptable Lender (such approval not to be unreasonably withheld);

(j) one or more judgments shall be rendered against Holdings, any of its subsidiaries or any other Loan Party and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, any of its subsidiaries or any other Loan Party to enforce any such judgment and such judgment (i) involves a material portion of the Collateral, (ii) is for the payment of money in an aggregate amount in excess of $100,000 and not covered by independent third-party insurance as to which the insurer does not deny coverage or (iii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;

(k) an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of Holdings and its ERISA Affiliates in an aggregate amount exceeding $10,000;

(l) any obligation under any Loan Document for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any party thereto (other than the Lender) shall deny in writing that it has any further obligations under any Loan Document (other than as a result of the discharge of such party in accordance with the terms of the Loan Documents);

(m) (i) any security interest purported to be created by any Security Document shall cease to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, in each case for any reason or (ii) any Loan Party shall assert that any such security interest is not a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered by any Security Document;

(n) if any Loan Party shall be in material breach of, or otherwise in material default under, any Major Contract (and such breach or default has continued beyond any applicable grace period expressly provided for in such Major Contract, if any);

(o) (i) any Loan Party fails to maintain at least one Independent Manager or (ii) any Independent Manager of any Loan Party is removed without cause or prior written consent of the Lender; provided that the Loan Parties shall have ten Business Days to replace any Independent Manager upon the death, incapacitation or resignation of the current Independent Manager; or

(p) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to any Loan Party described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Lender may by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith all commitments of the Lender to make any loans or other extensions of credit hereunder and (ii) declare all or a portion of the Term Loan and the other Obligations to be forthwith due and payable in whole or in part, whereupon the principal of the Term Loan or portion thereof (and the other Obligations) so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Loan Party, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to any Loan Party described in paragraph (g) or (h) above, all commitments of the Lender to make any loans or other extensions of credit hereunder shall automatically terminate and the principal of the Term Loan then outstanding, together with accrued interest thereon, any unpaid accrued fees (including any Early Payment Fee) and all other Obligations and liabilities of each Loan Party accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Loan Party, anything contained herein or in any other Loan Document to the contrary notwithstanding.

9.	NOTICES

All notices, consents, requests, approvals, demands or other communication (each, a “Communication”), served, given or delivered by any party to this Agreement or any other Loan Document must be in writing and be delivered or sent by U.S. registered or certified mail, by reportable overnight courier, by electronic mail or by hand-delivery. Each such Communication shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three Business Days after deposit in the U.S. registered or certified mail, return receipt requested, with proper postage prepaid; (b) one Business Day after deposit with a reputable overnight courier with all charges prepaid; (c) when sent by electronic mail, upon confirmation of receipt or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or electronic mail address indicated below. The Lender or any Loan Party may change its address or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 9.

If to any Loan Party:	c/o Soluna SW LLC
325 Washington Avenue Extension,
Albany, New York 12205
	Attention:	John Tunison, Chief Financial Officer
	Email:	[ ]

with a copy to

(which shall not constitute notice):	Nixon Peabody LLP
70 West Madison, Suite 5200
Chicago, Illinois 60602
	Attention:	Robert A. Drobnak, Esq.
	Email:	[ ]

If to the Lender:	Galaxy Digital LLC
300 Vesey Street, 13th Floor
New York, NY 10282
	Attention:	Galaxy Lending Team
	E-mail:	[ ]

10. GOVERNING LAW; WAIVER OF JURY TRIAL; SUBMISSION TO JURISDICTION; ETC.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

(b) EACH OF THE PARTIES HERETO HEREBY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION COMMENCED BY OR AGAINST THE LENDER WITH RESPECT TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL MATTERS RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN SUCH PARTY’S RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10(b) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TERM LOAN MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c) EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY JUDICIAL PROCEEDING WITH RESPECT TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY MATTER RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT ONLY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN (AND EACH COURT WHERE APPEALS OF THE DECISIONS OF SUCH COURTS MAY BE SOUGHT). EACH PARTY HERETO (I) ACCEPTS THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY, (II) WAIVES PERSONAL SERVICE OF PROCESS, (III) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, PURSUANT TO SECTION 9 HEREOF AND (IV) WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT IN ACCORDANCE WITH THE FOREGOING AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION, VENUE, CONVENIENCE OR FORUM NONCONVENIENS. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

11.	GENERAL PROVISIONS

11.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party; provided that (a) no Loan Party may assign this Agreement or any rights or obligations under it without the Lender’s prior written consent (which may be granted or withheld in the Lender’s sole discretion) and (b) the Lender may not assign this Agreement or any rights or obligations under it without the Borrower’s prior written consent, not to be unreasonably withheld, conditioned or delayed; provided that (x) no such consent of the Borrower under this clause (b) shall be required (A) for any assignment by the Lender to any of its Affiliates (other than a natural person) or (B) after the occurrence and during the continuance of any Event of Default and (y) the Borrower shall be deemed to have granted its consent to any such assignment by the Lender hereunder if the Borrower has not objected thereto in writing within five Business Days after receiving written notice thereof. Any purported transfer or assignment by a Loan Party in violation of the foregoing shall be null and void. Any purported transfer or assignment by the Lender in violation of the foregoing shall be deemed to be a participation by the Lender. The Lender may grant participation in all or any part of, or any interest in, the Lender’s obligations, rights and benefits under this Agreement and the other Loan Documents. Notwithstanding the foregoing or anything to the contrary herein, in no event shall (i) any assignment be made to any (w) natural person or (x) Sanctioned Person or any of its Affiliates or (ii) any participation be sold to any (y) natural person or (z) Sanctioned Person or any of its Affiliates, and any such assignment or participation, as applicable, to any natural person, or Sanctioned Person or any of its Affiliates, shall be null and void ab initio.

11.2 Indemnification; Expenses Reimbursement.

(a) Each Loan Party shall, jointly and severally, defend, indemnify and hold harmless the Lender and each Related Party of the Lender (each, an “Indemnified Person”) against: (i) all obligations, demands, claims, damages, penalties, actions, judgments, suits, costs and liabilities claimed or asserted by any other party or Person in connection with the transactions contemplated by this Agreement or any other Loan Document and (ii) all losses or expenses in any way suffered, incurred or paid by an Indemnified Person as a result of or in any way arising out of, following or consequential to transactions under this Agreement or any other Loan Document, or otherwise (including reasonable attorney’s fees and expenses); provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such obligations, demands, claims, liabilities, losses or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Person; provided, further, that such indemnity shall not apply to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) Each Loan Party, jointly and severally, agrees to reimburse the Lender and its Related Parties, from time to time on demand, for (i) all reasonable out-of-pocket fees and expenses (including reasonable attorneys’ fees and expenses) incurred by the Lender or such Related Party in connection with the due diligence, the preparation, negotiation, execution, administration and delivery of this Agreement and the other Loan Documents, the preparation, negotiation, execution and delivery of amendments, waivers, consents, modifications and supplements related to this Agreement or any other Loan Document and (ii) all reasonable out-of- pocket fees and expenses (including reasonable attorneys’ fees and expenses), incurred by the Lender or such Related Party in the enforcement or attempted enforcement of any of the Obligations, this Agreement or the other Loan Documents or in preserving any of the Lender’s rights and remedies (including all such reasonable fees and expenses incurred in connection with any “workout” or restructuring affecting this Agreement, the other Loan Documents or the Obligations or any bankruptcy or similar proceeding involving any Loan Party or any of their respective assets); provided that the total reimbursement by the Loan Parties for expenses incurred prior to the Effective Date shall not exceed $100,000.

(c) The provisions of this Section 11.2 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of the Term Loan, the expiration of any of the commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, any investigation made by or on behalf of the Lender. All amounts due under this Section 11.2 shall be payable on written demand therefor.

11.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement and each other Loan Document.

11.4 Correction of Loan Documents. The Lender may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties, so long as the Lender provides the Borrower with written notice of such correction and allows the Borrower at least ten days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by the Borrower and the Lender.

11.5 Severability. If any provision of this Agreement or any other Loan Document is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof or thereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Lender in order to carry out the intentions of the parties hereto or thereto as nearly as may be possible and (b) the invalidity or unenforceability of any provision hereof or thereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

11.6 Amendments in Writing; Waiver; Integration.

(a) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by (i) the Lender and (ii) the other parties to this Agreement or such Loan Document, as applicable. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.

(b) This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

11.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed signature page to this Agreement by email (.pdf) transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. Each of the parties hereto agrees and acknowledges that (a) the transaction consisting of this Agreement may be conducted by electronic means, (b) it is such party’s intent that, if such party signs this Agreement using an electronic signature, it is signing, adopting and accepting this Agreement and that signing this Agreement using an electronic signature is the legal equivalent of having placed its handwritten signature on this Agreement on paper and (c) it is being provided with an electronic or paper copy of this Agreement in a usable format.

11.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied; provided that the obligations in Sections 2.7, 2.8(b), 2.9 and 11.2 shall survive the repayment of the Obligations and the termination of this Agreement.

11.9 Waiver of Notice of Presentment. Each Loan Party hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor.

11.10 Limitation of Liability. NEITHER THE LENDER NOR ANY OF ITS RELATED PARTIES SHALL HAVE ANY LIABILITY WITH RESPECT TO, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON, ANY CLAIM FOR ANY SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES SUFFERED BY SUCH LOAN PARTY IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THIS AGREEMENT ANY OTHER LOAN DOCUMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH.

11.11 Compliance with Usury Laws. It is the intent of the Lender and each Loan Party in the execution and performance of this Agreement and the other Loan Documents to contract in strict compliance with any and all applicable usury laws, including conflicts of law concepts, governing the loan described herein. In furtherance thereof, the Lender and each Loan Party stipulate and agree that none of the terms and provisions contained in this Agreement or any of the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the highest rate permitted by applicable law (the “Highest Lawful Rate”) and that for purposes hereof “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement or any of the other Loan Documents; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Term Loan include amounts which by applicable law are deemed interest which would exceed the Highest Lawful Rate, then such excess shall be deemed to be a mistake and the Lender shall credit the same on the principal balance of the Obligations (or if all of the Obligations shall have been paid in full, refund said excess to the Borrower). The provisions of this section shall control over all other provisions of this Agreement and the other Loan Documents which may be in apparent conflict herewith.

11.12 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender or any of its Affiliates is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender or such Affiliate to or for the credit or the account of any Loan Party against any of and all the obligations of any Loan Party now or hereafter existing under this Agreement and the other Loan Documents held by the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of the Lender and its Affiliates under this Section 11.12 are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application or affect the Lender’s rights and remedies or any Loan Party’s Obligations.

11.13 Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

11.14 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

11.15 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract. Each Loan Party acknowledges that neither the Lender nor any of its Related Parties has advised such Loan Party in any manner regarding the purposes for which the Term Loan will be used.

11.16 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it, Indemnified Persons and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement or an Indemnified Person any right of subrogation or action against any party to this Agreement.

11.17 No Waiver; Remedies Cumulative. The Lender’s failure, at any time or times, to require strict performance by any Loan Party or any other party of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of the Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of the Lender under this Agreement and the other Loan Document are cumulative. The Lender has all rights and remedies provided by law or in equity. The Lender’s exercise of one right or remedy is not an election and shall not preclude the Lender from exercising any other remedy under this Agreement or any other Loan Document or other remedy available at law or in equity, and the Lender’s waiver of any Event of Default is not a continuing waiver. The Lender’s delay in exercising any remedy is not a waiver, election or acquiescence.

11.18 Register. The Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register for the recordation of the names and addresses of the Lender(s), and the principal amounts (and stated interest) of the Term Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Loan Parties and the Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.19 USA PATRIOT Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the USA PATRIOT Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

SOLUNA SW LLC

By:	/s/ John Tunison
Name:	John Tunison
Title:	Chief Financial Officer

HOLDINGS:

SOLUNA SW HOLDINGS, LLC

By:	/s/ John Tunison
Name:	John Tunison
Title:	Chief Financial Officer

[Signature Page – Loan Agreement]

LENDER:

GALAXY DIGITAL LLC

By:	/s/ Nazia Siddiqi
Name:	Nazia Siddiqi
Title:	Head of Credit Risk

[Signature Page – Loan Agreement]

Exhibit A

Schedule 4.8

Schedule 4.19

Schedule 6.2

Existing Liens

None.